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                                                                   EXHIBIT 10.93

                 SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

         This Settlement Agreement and Mutual General Release ("Settlement Agreement") is made effective the 27th day of February 2003, by and between Richard Leza ("Leza") and STAAR Surgical Company ("Staar").

                                    RECITALS

         A. There is pending, in the Superior Court of California for the Los Angeles County Superior Court, an action entitled Richard Leza v. Staar Surgical Company, et al., filed under Case No. BC257159 in which, among other things, Leza alleges that Staar acted wrongfully in connection with Leza's employment at Staar (the "Action"); and

         B. Leza and Staar desire to settle all disputes that exist between them, including, but not limited to those related to the Action.

                                    AGREEMENT

         WHEREFORE, in full settlement and satisfaction of all of the claims and potential claims of Leza and Staar against each other, whether relating to the Action or otherwise, for valuable consideration, including the promises as set forth below, Leza and Staar (collectively "the Parties") agree as follows:

         1. Payment by Staar to Leza. Staar shall pay Leza and his counsel of record, Lafayette & Kumagai LLP, as jointly directed by them, the total amount of $180,000 as follows:

                  a. $15,000 by March 4, 2003, with $10,000 paid to Leza and $5,000 paid to Lafayette & Kumagai LLP;

                  b.       $15,000 by March 15, 2003, with $10,000 paid to Leza
                           and $5,000 paid to Lafayette & Kumagai LLP;

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                  c.       $10,000 a month by the first of each month for 15
                           months commencing April 1, 2003 and concluding June 1, 2004, with $5,000 paid each month to Leza and $5,000 paid each month to Lafayette & Kumagai LLP;

                  d. All payments to Leza will be made to "AI Research Corporation" and will be directly deposited into Wells Fargo Account #0072-025729, and all payments to Lafayette & Kumagai LLP will be mailed to its offices at 100 Spear Street, Suite 400, San Francisco, CA 94105.

                  e. In the event that any payment is not made within 5 days of the date it is due, that payment shall bear simple interest at the rate of 5% per annum until paid.

                  f. In the event Staar fails to make any payment due within 59 days of the date it is due, Leza may apply for and have judgment entered against Staar in the amount of all remaining unpaid amounts under this paragraph 1, which Staar expressly waives its right to dispute.

         2. Consulting Agreement and Stock Options. Leza and Staar agree to enter into a consulting agreement in the form attached hereto as Exhibit A, which is incorporated herein by reference and made a part of this Agreement. In consideration for Leza's agreement to provide services as a consultant in investor relations under the terms of the attached consulting agreement, Staar shall immediately issue Leza an unrestricted option certificate expiring February 1, 2005 to purchase 75,000 shares of Staar common stock at $3.50, which option shall vest immediately upon execution of this Settlement Agreement and may be

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exercised by Leza, subject to the subparagraphs below, by taking the option certificate to any brokerage firm and exercising his option in a cashless action:

                  a. If Leza exercises any portion of his stock option prior to February 1, 2004, Staar shall have no further obligations to Leza under this paragraph 2.

                  b. If the "Target Date," which is defined as the first date that the NASDAQ closing price for Staar common stock is $6.17 or higher, occurs on or before February 1, 2004, and Leza has not exercised any portion of his stock option, as of the Target Date, Staar shall have no further obligations to Leza under this paragraph 2, other than to allow Leza to exercise his option if he so chooses prior to its expiration.

                  c. If the Target Date does not occur on or before February 1, 2004, and Leza has not exercised any portion of his stock option, Staar shall execute no later than February 5, 2004 a promissory note in favor of Leza in the amount of $200,000 principal, with no interest to accrue thereon, and in the form attached hereto as Exhibit B, which is incorporated herein by reference and made a part of this Agreement. The promissory note will be payable commencing February 1, 2005 in monthly payments of at least $10,000 for up to five months, with any balance remaining to be paid the following month, subject to subparagraphs (d) and (e), below.

                  d. If the Target Date occurs after February 1, 2004 and before February 1, 2005, and Staar has not exercised its rights under subparagraph (e),

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                           below, Staar shall be deemed to have paid the
                           promissory note in full and Staar shall have no further obligations to Leza under this paragraph 2, other than to allow Leza to exercise his option if he so chooses prior to its expiration;

                  e. At any time after February 1, 2004 and before February 1, 2005, Staar, upon giving Leza 48 hours written notice, may elect to effect a "virtual exercise" of Leza's option, and the net amounts that would have been realized by Leza if he had exercised his option at the NASDAQ closing price for Staar common stock at the end of that 48-hour notice period shall be deducted from the $200,000 principal due under the promissory note, and Staar shall pay Leza the balance due in monthly payments of at least $10,000 for up to five months, with any balance remaining to be paid the following month, commencing the first day of the first month after Staar elects the "virtual exercise." Notwithstanding Staar's election of a "virtual exercise," Leza retains the right to actually exercise his option if he so chooses prior to its expiration.

                  g. In the event that any installment under the promissory note is not paid within 15 days of the date it is due, the whole of the principal shall become immediately due without notice or demand, together with all interest that has accrued, and Leza may apply for and have judgment entered against Staar in the amount of all remaining unpaid amounts under the note, which Staar expressly waives its right to dispute.

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         3.       Loan Forgiveness. Staar shall issue Leza a Form 1099
reflecting the forgiveness in calendar year 2003 of the principal and interest due on Staar's earlier $120,000 loan to him. Staar shall further hand deliver to Leza an original, signed and notarized Reconveyance of the Deed of Trust to the real property commonly known as 2090 Liliano Drive, Sierra Madre, California, which Deed of Trust Staar holds as security for the $120,000 loan to Leza. The Reconveyance of the Deed of Trust shall be in a form suitable for recording in the Los Angeles County Recorders Office.

         4. Dismissal of Action With Prejudice. Leza's counsel shall immediately dismiss the Action with prejudice.

         5. Continuing Jurisdiction of Court in Action. The Parties agree that the Court in the Action shall retain jurisdiction to enforce the terms of this Settlement Agreement pursuant to California Code of Civil Procedure section 664.6.

         6.       General Release of All Claims by Leza and Staar.

                  a. Leza and Staar, for themselves and on behalf of their respective present and former agents, employees, employers, officers and directors, corporations (including, but not limited to, professional corporations), parent and subsidiary corporations, partners, joint venturers, heirs, spouses, children, relatives, issue, estates, beneficiaries, representatives, executors, administrators, current attorneys, trustors, trustees, insurers, predecessors, successors and assigns, and each of them, and all those claiming by, through, under or in concert with them or any of them (collectively "Releasing Parties"), hereby absolutely, forever and fully, generally and specifically, release and discharge the other and their

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                           respective present and former agents, employees,
                           employers, officers and directors, corporations (including, but not limited to, professional corporations), parent and subsidiary corporations, partners, joint venturers, heirs, spouses, children, relatives, issue, estates, beneficiaries, representatives, executors, administrators, current attorneys (excluding Pollet & Richardson and Pollet, Richardson & Patel), trustors, trustees, insurers, predecessors, successors and assigns, and each of them, and all those claiming by, through, under or in concert with them or any of them (collectively the "Released Parties"), from any and all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, but not limited to, attorneys' fees), liens, subrogation rights, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever whether asserted by way of affirmative claims or causes of action, affirmative defenses, offset or otherwise in any proceeding whatsoever whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, with respect to, pertaining to, or arising from any matters, acts, omissions, events, conduct or occurrences at any time prior to the date of this Settlement Agreement, including, without limiting the generality of the foregoing provisions, any and all causes of action or claims referred to

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                           or based upon the facts alleged in the Action and any
                           affirmative defenses or claims of offset based thereon.

                  b. Notwithstanding anything in subparagraph a, above, the Parties do not release Pollet & Richardson, or Pollet, Richardson & Patel or any individual attorney associated therewith, in any regard whatsoever.

         7. Waiver of Civil Code Section 1542. The Parties and each of them, hereby waive any and all rights or benefits which any of them may have under Section 1542 of the Civil Code of the State of California, providing that:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         The Parties, and each of them, hereby represent and warrant, and each of them, that they understand the effect of this waiver of said Civil Code section and that they are represented and have been advised in this General Release by an attorney licensed to practice law in the State of California.

         8. Release of Unknown Claims. The Parties, and each of them, acknowledge that they, or any of them, may hereafter discover Claims and/or facts now unknown or unsuspected, or in addition to, or different from, those which the Parties now know or believe to be true with respect to this Settlement Agreement. Nevertheless, the Parties, and each of them, intend by this Settlement Agreement to release fully, finally, and forever all claims

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released hereby. Accordingly, this Settlement Agreement shall remain in full force as a complete release of such claims notwithstanding the discovery or existence of any such additional or different claims and/or facts before or after the date of this Settlement Agreement.

         9. Representations and Warranty by Releasing Parties. The Parties, and each of them, represent and warrant, that they (a) are the lawful owners of everything released hereunder, (b) have all necessary power and authority to make such release, including any necessary consent or approval from any person or Board of Directors and including the absence of any duty or obligation that would prevent, or be put in breach or default by, such release, and (c) have not heretofore transferred or attempted to transfer all or any part of any such thing released in any manner whatsoever, including by way of subrogation or operation of law. The Parties, and each of them, shall indemnify and hold each of the other Parties harmless with respect to any liability, cost, expense, or claim with respect to, pertaining to, or arising from any assertion of any such obligation or transfer or lack of such power or authority including, but not limited to, reasonable attorneys' fees and costs. The Parties, and each of them, represent and warrant further to each other, that this Settlement Agreement is executed voluntarily, and without duress or undue influence on the part of or on behalf of the Parties, or any other person or entity whatsoever.

         10. Representations and Warranties of Each Party. Each Party hereto represents and warrants to the other that he or it has the full power and authority to execute, deliver and perform under this Settlement Agreement and all documents referred to herein, and that any needed consent or approval from any other person has been obtained, including, but not limited to, valid corporate franchise and approval of the board of directors for any corporate

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party, and including the absence of any duty or obligation that would prevent, or be put in breach or default by, such execution, delivery or performance; and each Party shall indemnify and hold the other Party or Parties harmless with respect to any and all liability, cost, expense (including reasonable attorneys' fees), or claim with respect to, pertaining to, or arising from any assertion of any such obligation or lack of such power or authority.

         11. Compromise of Disputed Claim; No Admissions. This Agreement constitutes a compromise and settlement of claims which are denied and contested and nothing in this Settlement Agreement or any document referred to herein, nor any act (including, but not limited to, the execution of this Settlement Agreement and/or in the consideration for this Settlement Agreement) of any Party hereto, nor any transaction occurring between any Parties hereto prior to the date hereof, is or shall be treated, construed or deemed as an admission by any Party hereto of any liability, fault, responsibility, or guilt of any kind to any other Party hereto or to any person, as to any allegation or claim in the various actions or otherwise, for any purpose whatsoever, all such liability, fault, responsibility and guilt of any kind being expressly denied.

         12. Binding Effect. The settlement, and this Settlement Agreement and all documents referred to herein, shall bind and inure to the benefit of each of the Parties hereto and the Released Parties and their respective successors in interest. This Settlement Agreement is not for the benefit of any person not a Party hereto or specifically identified as a beneficiary herein or specifically identified herein as a person or entity released hereby, and is not intended to constitute a third party beneficiary contract.

         13. Final Integrated Agreement. This Settlement Agreement and the documents referred to herein constitute the entire, final and binding understanding between the Parties

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hereto; that no other statement or representation, written or oral, express or implied, has been received or relied upon in the settlement, and that all prior discussions, statements and negotiations made or which have occurred prior to the date of the Settlement Agreement shall be deemed merged into this Settlement Agreement and the documents referred to herein, and shall not be used for any other purpose whatsoever.

         14. Understanding of Agreement. Each Party hereto understands and agrees to the terms and conditions contained in this Settlement Agreement and in the documents referred to herein, and has relied upon his, her or its own judgment, belief, knowledge, understanding and expertise after careful consultation with his, her or its own legal counsel concerning the legal effect of the settlement and all of the terms of this Settlement Agreement.

         15. Voluntary Settlement. Each Party hereto enters into the settlement, this Settlement Agreement and the documents referred to herein, knowingly and voluntarily, in the total absence of any fraud, mistake, duress, coercion, or undue influence and after careful thought and reflection upon the settlement, this Settlement Agreement and the documents referred to herein; and accordingly, by signing this document and the documents referred to herein, each signifies full understanding, agreement and acceptance.

         16. Investigation of Facts. Each Party hereto has investigated the facts pertaining to the settlement and the Settlement Agreement and all matters pertaining thereto as deemed necessary by each. Each Party hereto fully assumes the risk that the investigation they have conducted, if any, relating to all matters herein may be inadequate in that the facts with respect to which this Settlement Agreement is executed may hereafter be found to be different from the facts which such Party now believes to be true. Each Party assumes the risk of such

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possible differences of facts and hereby agrees that this Settlement Agreement shall remain in effect notwithstanding such difference of fact.

         17. No Additional Representations. Except as may be set forth in this Settlement Agreement, no statement or representation, written or oral, express or implied, has been made to the Parties by any of the other Parties, or any of their respective agents, representatives, employees, attorneys or any other person regarding any matter, including, but not limited to, the federal or state income tax consequences of the Settlement Agreement to any Party. Each of the Parties expressly acknowledges and agrees that each shall be responsible for their own taxes arising out of this Settlement Agreement and that each has relied solely upon the advice of their own attorneys and/or accountants as to the tax consequences of the Settlement Agreement.

         18. No Other Actions. The Parties have not commenced or prosecuted and will not commence or prosecute any other action or proceeding for recovery of damages or for any form of equitable relief, declaratory relief or any other form of action or proceeding or arbitration against any Party or other person based upon the claims released in this Settlement Agreement, including, but not limited to, the claims that are the subject of the Action or any other action. This Settlement Agreement shall constitute a judicial bar to the institution of any such action or proceeding or any assignment thereof.

         19. Ambiguities or Uncertainties. The settlement, this Settlement Agreement and the documents referred to herein, and any ambiguities or uncertainties herein or therein, shall be equally and fairly interpreted and construed without reference to the identity of the Party or Parties preparing this document or the documents referred to herein, on the express understanding and agreement that the Parties participated equally in the negotiation and

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preparation of the Settlement Agreement and the documents referred to herein, or have had equal opportunity to do so. Accordingly, the Parties hereby waive the benefit of California Civil Code Section 1654 and any successor or amended statute, providing that in cases of uncertainty, language of a contract should be interpreted most strongly against the Party who caused the uncertainty to exist.

         20. Survival of Executory Provisions. Any and all executory provision under this Settlement Agreement and the documents referred to herein shall survive the consummation of this Settlement Agreement and shall continue in full force and effect until fully performed and satisfied.

         21. Attorneys' Fees and Costs. Each Party hereto shall bear his, her or its own attorneys' fees and costs.

         22. Confidentiality. Leza represents and warrants that he will not discuss the terms of this Settlement Agreement or the negotiations leading thereto with anyone (with the exception of his parents, attorneys, financial advisors, including CPA, and fiance/spouse) and that he will not make public or disclose to anyone in any manner the terms of this Settlement Agreement or the negotiations leading thereto unless required to do so by law. To the extent the existence or terms of this Settlement Agreement must be disclosed to the individuals set forth above, Leza will advise them of, and they shall be bound by, this Confidentiality provision.

         23. California Law. The settlement, this Settlement Agreement, and the documents referred to herein, shall be governed by and construed and interpreted in accordance with, the laws of the State of California. In the language of this document and the documents referred to herein, the singular and plural numbers, and the masculine, feminine and neutral genders,

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shall each be deemed to include all others, and the word "person" shall be deemed to include corporations and every other entity, as the context may require.

         24. Severability. In the event that any provision of this Settlement Agreement should be held to be void, voidable or unenforceable, the remaining portions hereof shall remain in full force and effect.

         25. Waiver, Modification and Amendment. No breach of this Settlement Agreement or of any provision herein can be waived except by an express written waiver executed by the Party waiving such breach. Wavier of any one breach shall not be deemed a waiver of any other breach of the same or other provisions of this Settlement Agreement. The Settlement Agreement may be amended, altered, modified or otherwise changed in any respect or particular only by new consideration and a writing duly executed by the Parties hereto or their authorized representatives.

         26. Effective Date/Additional Documents. This Settlement Agreement shall be effective as of the date first above written. The Parties shall execute any additional documents reasonably necessary to effectuate the intent and purposes of this Settlement Agreement.

         27. Notices. All notices under this Settlement Agreement shall be in writing and shall be deemed effective on the date of delivery if delivered personally (and a receipt obtained therefor), or on the third calendar day after mailing if mailed by first class mail, registered or certified, postage prepaid; and shall be addressed as follows, or as may be amended by a communication delivered pursuant to this paragraph 23):

         To Leza:                   Richard Leza
                                    2090 Liliano Drive
                                    Sierra Madre, CA 91024

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         With a copy to:            Gary T. Lafayette, Esq.
                                    Lafayette & Kumagai LLP
                                    100 Spear Street, Suite 400
                                    San Francisco, CA 94105
                                    Telephone: (415) 357-4600

         To Staar:                  Diann H. Kim, Esq.
                                    Winston & Strawn
                                    333 So. Grand Avenue, 38th Floor
                                    Los Angeles, CA 90071-1543
                                    Telephone: (213) 615-1700

         With a copy to:            David Bailey, President
                                    STAAR Surgical Company
                                    1991 Walker Avenue
                                    Monrovia, CA  91016

         28. Captions. Section, paragraph and other captions or headings contained in this Settlement Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Settlement Agreement or any provision hereof and shall not affect in any way the meaning or interpretation of this Settlement Agreement.

         29. Execution in Several Counterparts. This Settlement Agreement may be executed in several counterparts and as so executed, shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatories to the original or same counterparts.

         IN WITNESS WHEREOF, the Parties to this Settlement Agreement execute this Settlement Agreement as of the day and year first above written.

DATE:  February     28     , 2003
               ------------
                                            /s/ Richard Leza
                                          -------------------------
                                          Richard Leza

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DATE:  February     28     , 2003
               ------------
                                            /s/ David Baily
                                          -------------------------
                                          David Bailey, Chief Executive Officer,
                                          on behalf of Staar Surgical Company

APPROVED AS TO FORM AND CONTENT:

LAFAYETTE & KUMAGAI LLP

By:  /s/ Eric DeWalt
   ---------------------------------
         Eric DeWalt, Esq.
         Attorney for Richard Leza

WINSTON & STRAWN

By:  /s/ Diann H. Kim
   ---------------------------------
         Diann H. Kim, Esq.
         Attorney for Staar Surgical Company

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